Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in (i) Registration Statement (Form S-8 No. 333-140477) of Premier Exhibitions, Inc.; (ii) Registration Statement (Form S-3 No. 333-138534) of Premier Exhibitions, Inc., and (iii) Registration Statement (Form S-8 No. 333-148756) of Premier Exhibitions, Inc., of our reports dated May 6, 2008 with respect to the consolidated financial statements of Premier Exhibitions, Inc., Premier Exhibitions, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Premier Exhibitions, Inc. included in this Annual Report on Form 10-K for the year ended February 29, 2008.
/s/ Kempisty & Company CPAs PC

Kempisty & Company
Certified Public Accountants, P.C.
New York, New York

May 6, 2008